FOR IMMEDIATE RELEASE

Contact:        Martha Fleming, Steve Brolly
Fidelity Southern Corporation
(404) 240-1504

FIDELITY SOUTHERN CORPORATION
DECLARES FOURTH QUARTER DIVIDEND OF STOCK AND CASH

Atlanta, GA (October 18, 2013) – Fidelity Southern Corporation (NASDAQ: LION) announced that the Board of Directors approved the distribution on November 14, 2013, of a quarterly dividend to be paid in shares of common stock. The Corporation will distribute one new share for every 210 shares held on the record date of November 1, 2013.

The Corporation further announced that its Board of Directors approved a cash dividend of $.03 per share payable on November 14, 2013, to shareholders of record on November 1, 2013. The $.03 per share cash dividend to be paid on November 14, 2013, does not apply to the additional shares to be issued on that same date as a result of the stock dividend.

Fidelity Southern Corporation, through its operating subsidiaries Fidelity Bank and LionMark Insurance Company, provides banking services and credit-related insurance products through 32 branches in Atlanta, Georgia, a branch in Jacksonville, Florida, and an insurance office in Atlanta, Georgia. SBA, indirect automobile, and mortgage loans are provided through employees located in eleven Southern and Mid-Atlantic states. For additional information about Fidelity's products and services, please visit the website at www.FidelitySouthern.com.